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                                                                  EXHIBIT 99



FOR IMMEDIATE RELEASE                              CONTACT:
                                                   Wendy Walker
                                                   Dove Entertainment, Inc.
                                                   (310) 786-1623



               RON LIGHTSTONE NAMED ACTING CHIEF EXECUTIVE OFFICER
                           OF DOVE ENTERTAINMENT INC.;

         Los Angeles, CA, June 11th, 1997--- Dove Entertainment Inc. (NASDAQ;DOVE) announced today Ron Lightstone has been appointed acting CEO. Mr. Lightstone was previously Senior Vice President of Viacom International Inc. and more recently Chief Executive Officer of Spelling International Inc. Dove also announced that Media Equities International (MEI) has expanded its investment in Dove by purchasing 500,000 shares of common stock and all of the preferred stock held by Michael Viner and his wife Deborah Raffin Viner, founders of Dove. The Viners will remain the second largest shareholders of the company. Concurrent with the sale of their equity interest Michael and Deborah relinquished their executive positions and directorships. Both will serve as consultants to Dove for the next five years. Replacing them on the board of Directors are Terrence
A. Elkes and Bruce Maggin.

         MEI, an investment group composed of former Viacom and Capital Cities/ABC executives, initially invested $4 million in Dove in return for 2,000 shares of preferred stock and 2,000,000 warrants to purchase common stock. Today's additional investment brings MEI's investment to approximately $7 million.

         The MEI group includes: Terrence A. Elkes, former president and CEO of Viacom International, Inc.; Ken Gorman, former executive vice president of Viacom International, Inc.; Jack Healy and Bruce Maggin, both of whom held senior positions at ABC and are currently partners of H.A.M. Media Group LLC; and Ron Lightstone.

         Michael Viner will continue as Executive Producer and Deborah Raffin Viner will continue as producer on the ABC movie of the week "Unwed Father" starring Brian Austin Green. The duo have many other projects in various stages of development including serving as Executive Producers of the much anticipated ABC movie of the week "Futuresport" starring Wesley Snipes. Other projects and affiliations will be announced shortly.

         Under Michael Viner and Deborah Raffin Viner's leadership the company went from zero revenue to a company bringing in over $25,000,000.00 a year. The former CEO of Dove Entertainment said, "Today marks a milestone for our company. I feel that Ron Lightstone and MEI are the right people to take the company to the next level. I am certain that MEI's significant resources, both managerial and financial, will strengthen Dove and lead the company to future profitable growth."


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         Ron Lightstone said, "Michael and Deborah deserve tremendous credit for building Dove Entertainment. We look forward to expanding on the base they have established in the audio, publishing and television and film businesses."

         Dove Audio Inc. is a diversified entertainment company primarily engaged in the publication of audio and printed books, the production and distribution of television programming and feature films.








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